EXHIBIT 8.1

ALSTON & BIRD LLP

950 F Street, NW

Washington, DC 20004

202-239-3300

Fax: 202-239-3333

www.alston.com

[DATE]

Independence Mortgage Trust, Inc.

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Re:	Registration of Securities on Form S-11 Relating to Shares of Common Stock of Independence Mortgage Trust, Inc.

Ladies and Gentlemen:

We are acting as tax counsel to Independence Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-11, File No. 333-             (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register up to $1,650,000,000 of the Company’s common stock, par value $.01 per share. This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.

In preparing this opinion letter, we have reviewed the Company’s Form of Articles of Amendment and Restatement, the Amended and Restated Limited Partnership Agreement (the “Limited Partnership Agreement”) of Independence Mortgage Trust, LP (the “Operating Partnership”), the Registration Statement and such other documents as we have considered relevant to our analysis. We have also obtained representations as to factual matters made by the Company through a certificate of an officer of the Company (the “Officer’s Certificate”). In our examination of such documents, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate and the description of the Company, the Operating Partnership and their proposed activities in the Registration Statement are true, accurate and complete as of the date hereof and that the Company and the entities in which it holds direct or indirect interests will operate in a manner that will make the representations contained in the Officer’s Certificate and the description of the Company, the Operating Partnership and their proposed activities in the Registration Statement true going forward, (ii) the Company will not make any amendments to its organizational documents or to the Limited Partnership Agreement after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (“REIT”) for any taxable year and (iii) no action will be taken after the date hereof by the Company or any of the entities in which it holds direct or indirect interests that would have the effect of altering the facts upon which the opinion set forth below is based.

For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Officer’s Certificate, the Registration Statement, or in any other document. Consequently, we have assumed, and relied on your representations, that the information presented in the Officer’s Certificate, the Registration Statement and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any

Independence Mortgage Trust, Inc.

                    , 2012

qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. Moreover, the Company’s status as a REIT at any time during such year and subsequent years is dependent upon, among other things, the Company meeting, on an ongoing basis, the requirements of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), regarding its income, assets, distributions, and diversity of stock ownership. Accordingly, because the Company’s satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, it is not possible to assure that the Company will satisfy the requirements to qualify as a REIT during any particular taxable year. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis.

Based on the foregoing, we are of the opinion that:

(i) Commencing with the December 31 taxable year in which the Company satisfies the minimum offering requirements and assuming that the elections and other procedural steps referred to in the Registration Statement and Officer’s Certificate are completed by the Company on a timely basis, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s proposed method of operations as described in the Registration Statement and the Officer’s Certificate will permit the Company to so qualify; and

(ii) The information contained in the Registration Statement under the caption “Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions, is correct in all material respects.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters on which the Company has requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to the Company or to the Operating Partnership or to any investment therein.

This opinion letter is being furnished to you for submission to the Securities Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,